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                                                                   EXHIBIT 3.1

                            CERTIFICATE OF INCORPORATION
                                         OF
                                DIGITAL RIVER, INC.


     The undersigned, of full age, for the purpose of forming a corporation under and pursuant to the provisions of the Delaware General Corporation Law, and laws amendatory thereof and supplementary thereto, hereby creates a body corporate and adopts the following Certificate of Incorporation:

                                     ARTICLE 1

                                        NAME

     The name of the Corporation is Digital River, Inc.

                                     ARTICLE 2

                                 REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is the Corporation Trust Company.

                                     ARTICLE 3

                                      PURPOSES

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                     ARTICLE 4

                                   CAPITAL STOCK

     (a) The Corporation is authorized to issue one hundred million (100,000,000) shares of One Cent ($.01) per share par value capital stock, to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine, in accordance with the laws of the State of Delaware.

     (b) Unless otherwise established by the Board of Directors, all shares of the Corporation are common shares entitled to vote and shall be of one class and one series having equal rights and preferences in all matters. Unless otherwise provided, a common shareholder has one (1) vote for each share held.

     (c) The Board of Directors shall have the power to establish more than one class or series of shares and to fix the relative rights and preferences of any such different classes or series.


                                          1.

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     (d)  The shareholders of the Corporation shall not have preemptive rights.

     (e)  Cumulative voting for directors is not permitted.

                                     ARTICLE 5

                                    INCORPORATOR

     The name and address of the person acting as incorporator of this Corporation is as follows:

          Andrew F. Perrin
          1500 Norwest Financial Center
          7900 Xerxes Avenue South
          Bloomington, Minnesota 55431

                                     ARTICLE 6

                                     DIRECTORS

     Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the Directors need not be elected by written ballot unless required by the Bylaws of the Corporation.

     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or, (iv) for any transaction from which the director derived an improper personal benefit.

     No amendment to or repeal of this Article 6 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal. If the laws of the State of Delaware are hereafter changed to permit further elimination or limitation of the liability of directors, then the liability of each director of the Corporation shall thereupon be eliminated or limited to the fullest extent then permitted by law.

                                     ARTICLE 7

                               AMENDMENT OF ARTICLES

     The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or


                                          2.

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inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

                                     ARTICLE 8

                                AMENDMENT OF BYLAWS

     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

     I, the undersigned, being the incorporator for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly I have hereto set my hand and seal this 24th day of September 1997.

                                             /s/ Andrew F. Perrin
                                             -----------------------------------
                                             ANDREW F. PERRIN


                                          3.